SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                   SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)*

                        CORPORATE RENAISSANCE GROUP, INC.
                                 (Name of Issuer)

                      Common Stock, par value $.01 per share
                          (Title of Class of Securities)

                                    220033104
                                  (CUSIP Number)


Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                   SCHEDULE 13G

CUSIP No. 220033104                                         Page 2 of 7 Pages


1    NAME OF REPORTING PERSON
          Millennium Trading Co., L.P.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) /X/
                                                                      (b) / /

3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION
          New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

     5    SOLE VOTING POWER
               0

     6    SHARED VOTING POWER
               22,300

     7    SOLE DISPOSITIVE POWER
               0

     8    SHARED DISPOSITIVE POWER
               22,300

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          22,300

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          2.4%

12   TYPE OF REPORTING PERSON*
          BD

                                   SCHEDULE 13G

CUSIP No. 220033104                                          Page 3 of 7 Pages


1    NAME OF REPORTING PERSON
          Millennium Management, L.L.C.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) / /

3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

     5    SOLE VOTING POWER
               0

     6    SHARED VOTING POWER
               22,300

     7    SOLE DISPOSITIVE POWER
               0

     8    SHARED DISPOSITIVE POWER
               22,300

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          22,300

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          2.4%

12   TYPE OF REPORTING PERSON*
          OO

                                   SCHEDULE 13G

CUSIP No. 220033104                                          Page 4 of 7 Pages


1    NAME OF REPORTING PERSON
          Israel A. Englander

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) / /

3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

     5    SOLE VOTING POWER
               0

     6    SHARED VOTING POWER
               22,300

     7    SOLE DISPOSITIVE POWER
               0

     8    SHARED DISPOSITIVE POWER
               22,300

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          22,300

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          2.4%

12   TYPE OF REPORTING PERSON*
          IN

                                   SCHEDULE 13G



Item 1.

          (a)  Name of Issuer:

               Corporate Renaissance Group, Inc.

          (b)  Address of Issuer's Principal Executive Offices:

               1185 Avenue of the Americas
               18th Floor
               New York, New York 10036

Item 2.   Name of Person Filing

          (a)  Name of Person Filing:

               Millennium Trading Co., L.P.
               Millennium Management, L.L.C.
               Israel A. Englander

          (b)  Address of Principal Office:

               111 Broadway
               20th Floor
               New York, New York   10006

          (c)  Citizenship:

               The information in Item 4 in the cover pages (pages 2 through 4) hereof is hereby incorporated by reference.

          (d)  Title of Class of Securities:

               Common Stock, par value $.01 per share ("Common Stock")

          (e)  CUSIP Number:

               220033104


Item 3. If Statement is filed pursuant to Rules 13(d)-1(b) or 13d-2(b), check whether Person Filing is a

          (a) /X/ Broker or Dealer registered under Section 15 of the Act.
          (b) / / Bank as defined in section 3(a)(6) of the Act
          (c) / / Insurance Company as defined in section 3(a)(19) of the Act
          (d) / / Investment Company registered under section 8 of the Investment Company Act
          (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
          (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 240.13d-1(b)(1)(ii)(F)
          (g) / / Parent Holding Company, in accordance with 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
          (h) / / Group, in accordance with 240.13d-1(b)(1)(ii)(H)

The information set forth in this Item 3 relates to Millennium Trading Co., L.P., the direct beneficial owner of the 22,300 shares (the "Shares") of Common Stock.


Item 4.   Ownership.

         The information in Items 1 and 5 through 11 in the cover pages (pages 2 through 4) hereof is hereby incorporated by reference.

         Millennium Trading Co., L.P. is the direct beneficial owner of the Shares. Millennium Management, L.L.C. is the sole general partner of Millennium Trading Co., L.P. Israel A. Englander is the sole managing member of Millennium Management, L.L.C.

         By virtue of the foregoing relationships, each of Millennium Management, L.L.C. and Israel A. Englander (collectively, the "Related Persons") may be deemed to share beneficial ownership of the Shares with Millennium Trading Co., L.P. Each of the Related Persons disclaims beneficial ownership of the Shares for all other purposes.

          Millennium Trading Co., L.P. and the Related Persons may be deemed to be a "group" within the meaning of Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended.


Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.


Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          Not applicable.


Item 7.   Identification and Classification of Members of the
          Subsidiary Which Acquired the Securities Being Reported on by the Parent Holding Company.

          Not applicable.


Item 8.   Identification and Classification of Members of the Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature: After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Millennium Trading Co., L.P.

By: Millennium Management, L.L.C.
    General Parner

By: /s/ Israel A. Englander
    -----------------------
    Israel A. Englander
    Managing Member


Millennium Management, L.L.C.

By: /s/ Israel A. Englander
    -----------------------
    Israel A. Englander
    Managing Member


/s/ Israel A. Englander
    Israel A. Englander

Date: February 12, 1997